Exhibit 99.1

Coach Reports 3Q Results; Details Cost Saving Initiatives

Initiates Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE)--April 21, 2009--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today reported sales of $740 million for its third fiscal quarter ended March 28, 2009, compared with $745 million reported in the same period of the prior year, a decrease of 1%. Earnings per diluted share totaled $0.38 for the quarter, excluding a one-time charge of $0.026, compared to $0.46 per diluted share a year ago. Including this one-time charge related to certain cost reduction measures, earnings per share totaled $0.36. Net income excluding the one-time charge totaled $123 million compared with $162 million, a 24% decline. Including the one-time charge, net income totaled $115 million for the quarter.

The company also announced that its Board of Directors has voted to initiate a cash dividend, at an annual rate of $0.30 per share. The first quarterly payment, of $0.075 per share, will be paid on June 29, 2009 to stockholders of record as of June 8, 2009.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc. said, “The announcement today of the initiation of a dividend reflects our financial strength and our confidence in Coach’s business outlook. With a business model that generates significant cash flow and with virtually no debt, we are in a position to take advantage of profitable growth opportunities, while continuing to return capital to shareholders.”

As noted, during the quarter, the company recorded three one-time charges. These consisted of expenses related to the reduction of corporate staffing levels in the U.S., the closure of four North American retail stores and the closure of the company’s sample-making facility in Italy. In aggregate, these actions increased the company’s SG&A expenses by $13 million in the period and negatively impacted earnings by $8 million after tax. Combined with other key measures previously implemented, such as the elimination of merit-based salary increases and a hiring freeze outside of critical growth areas, the company now expects to capture over $50 million in total pre-tax savings next fiscal year.

Mr. Frankfort said, “We were pleased to generate top line results that were essentially even with prior year and encouraged by the stabilization of our comparable store sales to pre-Christmas levels in North America. Importantly, we enhanced the vibrancy of our franchise by providing our consumers with innovative, relevant product at a compelling value without going on sale in our retail stores. Our third quarter results demonstrate our resilience and ability to navigate through this challenging environment. In addition, the steps that we’re taking to reduce our expense structure will help position Coach to enhance our profitability.”

For the quarter, before one-time items, operating income totaled $199 million, down 23% from the $257 million reported in the comparable year ago period, while operating margin was 26.9% versus 34.5% reported for the prior year. During the quarter, gross profit declined 6% to $525 million from $558 million a year ago. Gross margin was 71.0% versus 75.0% a year ago, impacted as expected by deeper factory store promotions, channel mix and our sharper pricing initiative in full price. SG&A expenses as a percentage of net sales, excluding one-time items, increased to 44.1%, compared to the 40.5% reported in the year-ago quarter. Including the impact of the one-time items, operating income totaled $185 million, the operating margin was 25.1% and the SG&A expense ratio was 45.9%.

Third fiscal quarter sales in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales rose 9% to $634 million in the third quarter from $582 million last year. North American comparable store sales for the quarter declined 4.2%. In Japan, sales rose 1% on a constant-currency basis, while dollar sales rose 14%, reflecting the stronger yen year-over-year. China sales remained robust, as retail sales continued to comp at a double-digit rate.
  Indirect sales decreased 35% to $106 million in the third quarter from the $162 million reported for the prior year. This decline was primarily due to reduced shipments into U.S. department stores. The company continues to tightly manage inventories in that channel given lower demand. International sales at retail rose during the period, notably in locations focused on the domestic consumer, driven by distribution.

During the third quarter of fiscal 2009, the company opened two retail stores and closed two others, while opening three factory stores in North America, bringing the total to 324 retail stores and 109 factory stores as of March 28, 2009. In addition, one retail store and one factory store were expanded. In Japan, Coach opened one factory store, bringing the total number of locations in Japan to 161 at the end of the quarter.

“Our roadmap for long-term growth is intact. We remain committed to balancing our growth strategies with the appropriate level of caution around spending, given the environment. At the same time, we will continue to implement our distribution plans to capture the emerging market opportunity with a particular focus on China, where our brand is taking hold and the category is developing rapidly. To this end, we have just completed the acquisition of all Mainland China retail locations, taking control of our destiny in the region.

“In summary, Coach is financially solid and well positioned to manage through this economic downturn. We have a strong balance sheet, significant cash position, and, despite current lower overall consumer spending, we continue to grow our leading market share in the U.S. handbag and accessory category,” Mr. Frankfort concluded.

For the nine months ended March 28, 2009, net sales were $2.453 billion, up 2% from the $2.399 billion reported in the first nine months of fiscal 2008. Excluding one-time items, net income totaled $486 million, down 15% from the $570 million reported a year ago, while earnings per share declined 5% to $1.49 from $1.56. Including the impact of one-time items, net income for the nine months totaled $478 million and earnings per share were $1.46.

The company also announced that during the third fiscal quarter, it repurchased and retired 3.6 million shares of its common stock at an average cost of $13.98, spending a total of $50 million. At the end of the period, $710 million was available under the company’s repurchase authorization.

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, April 21, 2009. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, jewelry, fragrance and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on The New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended March 28, 2009 and March 29, 2008
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Net sales	$739,939	$744,522	$2,452,724	$2,399,257

Cost of sales	214,876	186,204	677,432	585,446

Gross profit	525,063	558,318	1,775,292	1,813,811

Selling, general and administrative expenses	339,686	301,626	1,008,066	915,298

Operating income	185,377	256,692	767,226	898,513

Interest (expense)/income, net	(121)	9,547	3,057	35,111

Income before provision for income taxes and discontinued operations	185,256	266,239	770,283	933,624

Provision for income taxes	70,397	103,827	292,707	364,109

Income from continuing operations	114,859	162,412	477,576	569,515

Income (loss) from discontinued operations, net of income taxes	-	(4)	-	16

Net income	$114,859	$162,408	$477,576	$569,531

Net income per share

Basic

Continuing operations	$0.36	$0.47	$1.47	$1.58

Discontinued operations	-	(0.00)	-	0.00

Net income	$0.36	$0.47	$1.47	$1.58

Diluted

Continuing operations	$0.36	$0.46	$1.46	$1.56

Discontinued operations	-	(0.00)	-	0.00

Net income	$0.36	$0.46	$1.46	$1.56

Shares used in computing net income per share

Basic	320,163	348,125	325,481	360,507

Diluted	321,355	351,593	327,102	365,497

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 28, 2009, June 28, 2008 and March 29, 2008
(in thousands)

	March 28,	June 28,	March 29,
	2009	2008 (1)	2008 (1)
ASSETS	(unaudited)		(unaudited)

Cash, cash equivalents and short term investments	$551,267	$698,905	$616,202
Receivables	127,148	106,738	148,074
Inventories	357,670	318,490	290,640
Other current assets	195,230	235,085	187,534

Total current assets	1,231,315	1,359,218	1,242,450

Long term investments	6,000	8,000	-
Property and equipment, net	587,108	464,226	420,943
Other noncurrent assets	491,578	415,909	464,344

Total assets	$2,316,001	$2,247,353	$2,127,737

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$67,623	$134,726	$63,676
Accrued liabilities	348,160	315,930	289,554
Subsidiary credit facilities	1,896	-	11,079
Current portion of long-term debt	594	285	285

Total current liabilities	418,273	450,941	364,594

Long-term debt	24,986	2,580	2,580
Other liabilities	330,828	303,457	329,567

Stockholders' equity	1,541,914	1,490,375	1,430,996

Total liabilities and stockholders' equity	$2,316,001	$2,247,353	$2,127,737

(1) Amounts presented differ from amounts previously reported due to change in accounting principle. On June 29, 2008, the Company changed its method of accounting for inventories of Coach Japan from last-in, first-out to first-in, first out.

CONTACT:
Coach, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations and Corporate Communications